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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1 (b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                 Amendment No. 1

                             Turnstone Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   900423 10 4
                                   -----------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------

             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 900423 10 4                13G                    PAGE  2  OF  9 PAGES
         ------------                                            ---    ---

(1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MATRIX PARTNERS V, L.P.

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A)   [  ]
                                                                  (B)   [  ]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              6,324,986
     NUMBER OF          --------------------------------------------------------
       SHARES           (6)   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                -0-
        EACH            --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
    PERSON WITH
                              6,324,986
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,324,986
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.49%

--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 900423 10 4                13G                    PAGE  3  OF  9 PAGES
         ------------                                            ---    ---

(1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MATRIX V ENTREPRENEURS FUND, L.P.

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A)   [  ]
                                                                  (B)   [  ]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              752,778
     NUMBER OF          --------------------------------------------------------
       SHARES           (6)   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                -0-
        EACH            --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
    PERSON WITH
                              752,778
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         752,778
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.13%

--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 900423 10 4                13G                    PAGE  4  OF  9 PAGES
         ------------                                            ---    ---

(1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MATRIX V MANAGEMENT CO., L.L.C.

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A)   [  ]
                                                                  (B)   [  ]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              7,077,764
     NUMBER OF          --------------------------------------------------------
       SHARES           (6)   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                -0-
        EACH            --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
    PERSON WITH
                              7,077,764
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,077,764
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.62%

--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 900423 10 4                13G                    PAGE  5  OF  9 PAGES
         ------------                                            ---    ---

(1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         ANDREW W. VERHALEN

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A)   [  ]
                                                                  (B)   [  ]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              7,294,728
     NUMBER OF          --------------------------------------------------------
       SHARES           (6)   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                -0-
        EACH            --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
    PERSON WITH
                              7,294,728
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,294,728
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.95%

--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 900423 10 4                13G                    PAGE  6  OF  9 PAGES
         ------------                                            ---    ---

ITEM 1(a)                  NAME OF ISSUER:

                           Turnstone Systems, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2220 Central Expressway
                           Santa Clara, CA 95050

ITEM 2(a)                  NAME OF PERSONS FILING:

                           Matrix Partners V, L.P. ("Matrix V"); Matrix V Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix V, the "Partnerships"); Matrix V Management Co., L.L.C. ("Management"), the general partner of each of the Partnerships; and Andrew W. Verhalen ("Verhalen"), the managing member of Management who has sole voting and dispositive authority with respect to shares of Turnstone Systems, Inc. held of record by the Partnerships.

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           The address of the reporting persons is:

                           1000 Winter Street Suite 4500
                           Waltham, MA 02451

ITEM 2(c)                  CITIZENSHIP:A

                           Matrix V is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited liability company organized under the laws of the State of Delaware. Mr. Verhalen is a citizen of the United States.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $.001 per share (the "Common Stock").

ITEM 2(e)                  CUSIP NUMBER:

                           900423 10 4

ITEM 3                     DESCRIPTION OF PERSON FILING:

                           Not applicable.

ITEM 4                     OWNERSHIP:

                           (a)      AMOUNT BENEFICIALLY OWNED:

                                    Matrix V is the record holder of 6,324,986 shares of Common Stock and may be deemed to beneficially own the 6,324,986 shares of Common Stock held of record by it. Entrepreneurs is the record holder of 752,778 shares of Common Stock and may be deemed to beneficially own the 752,778 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to beneficially own the 7,077,764 shares of Common Stock held of record by the Partnerships. Mr. Verhalen, as the managing member of

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CUSIP No. 900423 10 4                13G                    PAGE  7  OF  9 PAGES
         ------------                                            ---    ---

                                    Management who has sole voting and
                                    dispositive authority with respect to shares of Turnstone Systems, Inc. held of record by the Partnerships, may be deemed to beneficially own the 7,294,728 shares of Common Stock (which includes the 7,077,764 shares of common stock held of record by the Partnerships). The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

                           (b)      PERCENT OF CLASS:

                                    Matrix V:                         9.49%
                                    Entrepreneurs:                    1.13%
                                    Management:                      10.62%
                                    Mr. Verhalen:                    10.95%

                           (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                    Matrix V may be deemed to have sole power to vote and dispose of 6,324,986 shares of Common Stock held of record by it. Entrepreneurs may be deemed to have sole power to vote and dispose of 752,778 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to have sole power to vote and dispose of the 7,077,764 shares of Common Stock held of record by the Partnerships. Mr. Verhalen, as the managing member of Management who has sole voting and dispositive authority with respect to shares of Turnstone Systems, Inc. held of record by the Partnerships, may be deemed to have sole power to vote and dispose of an aggregate of 7,294,728 shares of Common Stock (which includes the 7,077,764 shares of common stock held of record by the Partnerships).

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           Not applicable

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON:

                           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           Not applicable.


ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP:

                           Not applicable.

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

ITEM 10                    CERTIFICATION:

                           Not applicable.


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CUSIP No. 900423 10 4                13G                    PAGE  8  OF  9 PAGES
         ------------                                            ---    ---

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2002


                                            MATRIX PARTNERS V, L.P.


                                            By:  Matrix V Management Co., L.L.C.
                                            General Partner


                                                 By: /s/ Andrew W. Verhalen
                                                    ----------------------------
                                                     Andrew W. Verhalen
                                                     Managing Member


                                            MATRIX V ENTREPRENEURS FUND, L.P.


                                            By:  Matrix V Management Co., L.L.C.
                                                    General Partner


                                                 By: /s/  Andrew W. Verhalen
                                                    ----------------------------
                                                     Andrew W. Verhalen
                                                     Managing Member


                                            MATRIX V MANAGEMENT CO., L.L.C.


                                                 By: /s/  Andrew W. Verhalen
                                                    ----------------------------
                                                     Andrew W. Verhalen
                                                     Managing Member


                                              /s/  Andrew W. Verhalen
                                            ------------------------------------
                                                     Andrew W. Verhalen